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EXHIBIT 11        Statement re: computation of per share earnings

NET INCOME PER SHARE

                                                                THREE MONTHS ENDED                 NINE MONTHS ENDED
                                                           ---------------------------       ---------------------------
                                                            JUNE 29,         JUNE 30,         JUNE 29,         JUNE 30,
                                                              1997             1996             1997             1996

Income from continuing operations                          $1,175,000       $1,396,000       $4,023,000       $3,078,000
Adjustments thereto(1)                                        165,000          214,000          492,000          705,000
                                                           ----------       ----------       ----------       ----------

Adjusted income from continuing operations                 $1,340,000       $1,610,000       $4,515,000       $3,783,000
                                                           ==========       ==========       ==========       ==========

Net income                                                 $   21,000       $1,278,000       $2,359,000       $1,514,000
Adjustments thereto(1)                                        165,000          214,000          492,000          705,000
                                                           ----------       ----------       ----------       ----------

Adjusted net income                                        $  186,000       $1,492,000       $2,851,000       $2,219,000
                                                           ==========       ==========       ==========       ==========

Weighted average shares outstanding                         7,106,000        5,660,000        6,937,000        5,315,000
Adjustments thereto(2)                                      2,629,000        4,216,000        2,857,000        2,914,000
                                                           ----------       ----------       ----------       ----------

Shares used in computation                                  9,735,000        9,876,000        9,794,000        8,229,000
                                                           ==========       ==========       ==========       ==========

Income from continuing operations per share(3)             $     0.14       $     0.16       $     0.46       $     0.46
                                                           ==========       ==========       ==========       ==========

Net income per share(3)                                    $     0.02       $     0.15       $     0.29       $     0.27
                                                           ==========       ==========       ==========       ==========


    (1) In accordance with the modified treasury stock method, the proceeds from the exercise of stock options and warrants are first used to buy back up to 20% of the Company's common stock at the average price for the period. Any remaining proceeds are used to retire outstanding debt, which adjusts income for interest assumed to be saved (net of income tax effect), and, to the extent there are proceeds remaining after the assumed debt retirement, used to invest in commercial paper, which further adjusts income for interest assumed to be earned (net of income tax effect).

    (2) Adjusts the weighted average number of shares outstanding for (i) all stock options and warrants using the modified treasury stock method, and (ii) the conversion of preferred stock using the if-converted method.

    (3) Primary and fully-diluted earnings per share are the same.




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